EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF ORGANIZATION
191 Riverneck, LLC	Delaware

199 Riverneck, LLC	Delaware

Mercury Federal Systems, Inc.	Delaware

Riverneck Road, LLC	Delaware

SolMap Pharmaceuticals, Inc	Delaware

Template Graphics Software, Inc.	California

Nihon Mercury Computer Systems K.K.	Japan

Myraid Logic, Inc.	Maryland

Mercury Computer Securities Corporation	Massachusetts

Mercury Computer Systems N.V.	The Netherlands

Mercury Computer Systems Ltd.	United Kingdom

Advanced Radio Corporation	Virginia